Consent of Independent Registered Public Accounting Firm

Alliance Bancorp, Inc. of Pennsylvania

Broomall, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-171935 and No. 333-177407 of Alliance Bancorp, Inc. of Pennsylvania and subsidiaries of our report dated March 22, 2013, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ ParenteBeard LLC

Pittsburgh, Pennsylvania
March 19, 2014